October 31, 2008

Securities and Exchange Commission 100 F Street, NE
Washington, DC 20549

Re: ALL STATE PROPERTIES HOLDINGS, INC.

This is to confirm that the client-auditor relationship between All State Properties Holdings, Inc. and Morrison, Brown, Argiz & Farra, LLP ceased as of August 25, 2008 in regards to all accounting and auditing services and all quarterly reports up through and including June 30, 2008. For the period from inception to June 30, 2008, and from the subsequent interim period from June 30, 2008 through Morrison, Brown, Argiz & Farra, LLP's dismissal on August 25, 2008, there has been no disagreement between the Company and Morrison, Brown, Argiz & Farra, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morrison, Brown, Argiz & Farra, LLP would have caused it to make a reference to the subject matter of the disagreement in connection with its reports, other than our disclosure with respect to the Company's ability to continue as a going concern.

I have read All State Properties Holdings, Inc.'s Amendment No. 1 to Form 8K dated and filed with the Securities and Exchange Commission on October 31, 2008, including Item 4.01 therein, and I am in agreement with the statements contained therein.

Morrison, Brown, Argiz & Farra, LLP
/s/ Morrison, Brown, Argiz & Farra, LLP

October 31, 2008

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